Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518

COMCAST REPORTS 2006 RESULTS AND OUTLOOK FOR 2007

ANNOUNCES 3-for-2 STOCK SPLIT

Triple Play and superior products power record-setting results

4th Quarter Cable Revenue increased 14%

Cable Operating Cash Flow increased 17%

Added 5 Million RGUs in 2006 – up 69%

Cable Revenue up 12%

Cable Operating Cash Flow up 15%

Expects Another Record-Setting Year in 2007 – 6.5 Million New RGUs

Minimum 14% Cable Operating Cash Flow Growth

Philadelphia, PA – February 1, 2007…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and the year ended December 31, 2006. The following table highlights financial and operational results (dollars in millions, except per share amounts; units in thousands):

			Growth
	4Q06	2006	Quarter	Year
Consolidated
Revenue	$7,031	$24,966	30%	18%
Operating Cash Flow[1]	$2,594	$9,442	30%	19%
Operating Income[1]	$1,218	$4,619	43%	31%
Earnings per Share[1]	$0.18	$1.19	200%	183%

Pro Forma Cable[2]
Revenue	$6,894	$26,339	14%	12%
Operating Cash Flow	$2,749	$10,511	17%	15%
Revenue Generating Unit Additions	1,632	5,026	77%	69%

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “2006 was simply our best year ever. Powered by our triple play offering and superior products, we added more RGUs than at any other time in our history and reported terrific growth in cable revenue and Operating Cash Flow. This record-setting performance demonstrates substantial operating momentum, and we could not be more enthusiastic about the future. Looking ahead, we are perfectly positioned to continue to offer consumers the best entertainment and communications value proposition available anywhere, and to continue to deliver significant value to our shareholders.”

Mr. Roberts added, “Reflecting our strong results and outlook, our Board of Directors authorized a 3-for-2 stock split – the 11th stock split in our company’s history.”

See notes on page 6

Pro Forma Cable Segment Results2

Year ended December 31, 2006

Cable results are presented as if the acquisition of Susquehanna Communications and the Adelphia/Time Warner transactions were effective on January 1, 2005. Cable results also include the results of the Houston, TX cable systems received with the dissolution of the Texas/Kansas City cable partnership as if that transaction was effective on January 1, 2005. (See note 2 for additional details).

Revenue increased 12% to $26.3 billion for the year reflecting increasing consumer demand for Comcast’s services and the success of Comcast’s Triple Play offer.

Revenue generating units (RGUs)3 increased 69%, or a record 5.0 million from prior year net additions of 3.0 million, to end the year at 50.8 million RGUs.

Operating Cash Flow (as defined in Table 7) grew 15% to $10.5 billion resulting in an Operating Cash Flow margin of 39.9%, an increase from the 38.8% reported last year. The margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating costs. In 2006, programming expense increased 8% to $5.4 billion, Comcast hired and trained 6,500 new employees to support higher service and installation activity that resulted from record RGU additions and integrated lower-margin operations received with the cable system acquisitions.

Video

•	Added 1.9 million new digital cable subscribers in 2006 – 59% above last year

•	Added 80,000 basic cable subscribers during 2006 compared to a loss of 141,000 in the prior year

Video revenue increased 8% to $16.6 billion in 2006, reflecting growth in both basic and digital cable customers and increased demand for advanced digital features including ON DEMAND, digital video recorders (DVRs) and HDTV programming, as well as higher basic cable pricing.

Basic cable subscribers increased by 80,000 to 24.2 million during 2006 with 12.7 million or 52% of video customers taking digital cable services. Comcast added 1.9 million digital cable customers in 2006, an increase of 59% from the 1.2 million digital cable customers added in 2005. The digital cable customer additions in 2006 include 900,000 digital cable and 1.0 million Digital Starter subscribers. During the year, 1.5 million digital cable customers subscribed to advanced services, like DVR and HDTV, either by upgrading their digital cable service or as new customers. Customers subscribing to digital cable with advanced services pay $75 or more per month, 15% more than the average Comcast Digital Cable subscriber. Growth in video revenue also reflects increasing ON DEMAND movie purchases. Pay-per-view revenue increased 27% to $633 million in 2006.

High-Speed Internet

•	Added 1.9 million high-speed Internet subscribers during 2006—highest level of annual additions in Company history

High-speed Internet revenues increased 23% to $5.5 billion in 2006, reflecting a 1.9 million or 19% increase in subscribers from the prior year and relatively stable average monthly revenue per subscriber. Comcast ended 2006 with 11.5 million high-speed Internet subscribers or 25% penetration of our footprint.

Phone

•	Added over 1.5 million Comcast Digital Voice (CDV) customers compared to 290,000 in the prior year

•	CDV service now marketed to 32 million homes representing 68% of Comcast’s footprint

Phone revenue increased 45% to $955 million due to significant growth in CDV subscriber additions, offset by a $132 million decline in circuit-switched phone revenues as Comcast primarily focuses on marketing CDV in most markets. Comcast ended 2006 with a total of 1.9 million CDV customers or 5.7% of available homes.

See notes on page 6

Advertising revenue increased 13% to $1.7 billion in 2006 when compared to 2005, reflecting strong political advertising growth in the second half of 2006. Comcast reported political advertising revenue of more than $90 million in 2006.

Capital expenditures of $4.6 billion increased 15% in 2006 reflecting primarily the record increase in RGU additions during the year. Comcast added 69% more RGUs in 2006 than 2005. Consistent with historical trends, approximately 75% of cable capital expenditures were variable and directly associated with demand for new products in 2006.

Comcast delivered strong cable results as compared to the annual guidance updated on October 26, 2006:

	Guidance	Results
Revenue growth	10 - 11%	12%
Operating Cash Flow growth	At least 13%	15%
RGU addition growth	Approximately 60%	69%
Capital expenditures	Approximately $4.5 billion	$4.6 billion

Fourth Quarter 2006

•	Added 1.6 million RGUs during the quarter—most quarterly additions in Company history

•	Record RGU additions fueled 14% growth in revenue and 17% growth in Operating Cash Flow

Comcast Cable reported revenue of $6.9 billion in the fourth quarter of 2006, an increase of 14% from the prior year. Video revenue increased 9% reflecting growth in both basic and digital cable customers and increased demand for advanced digital features, such as DVR and HDTV. Comcast Cable added 613,000 digital cable subscribers and 110,000 basic cable subscribers during the fourth quarter of 2006, each representing the highest quarterly additions in more than 10 years. Driven by increasing ON DEMAND movie purchases, pay-per-view revenue increased 24% to $159 million in 2006. Pay-per-view revenue has increased more than 20% on average for the past eight quarters.

High-speed Internet revenues increased 23% in the quarter to $1.5 billion. The strong growth includes the addition of 488,000 high-speed Internet subscribers, a 12% increase from the same period last year and relatively stable monthly revenue per subscriber. Cable phone revenue nearly doubled in the fourth quarter of 2006 to $302 million reflecting the addition of 508,000 CDV customers offset by the decline of 87,000 circuit-switched customers during the quarter.

Advertising revenue increased 26% to $501 million in the fourth quarter of 2006, reflecting double-digit growth in local and regional/national advertising, as well as a five-fold increase in political advertising to $54 million principally associated with the fall 2006 elections.

Operating Cash Flow grew 17% to $2.7 billion during the quarter, reflecting strong revenue growth and the Company’s success in controlling the growth of operating costs, even as we experience higher service and installation activity from record RGU additions and integrate recently acquired cable systems. Operating Cash Flow margin for the quarter was 39.9% compared to 38.9% one year ago.

Comcast Cable capital expenditures of $1.4 billion for the quarter were 43% higher than the fourth quarter of 2005 driven by the record RGU additions during the period. Comcast added 77% more RGUs in the fourth quarter of 2006 than 2005.

Programming Segment Results4

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS (formerly OLN), G4 and AZN Television.

The Programming segment reported 2006 revenue of $1.1 billion, a 15% increase from 2005, reflecting increases in network ratings, advertising and distribution revenue. Operating Cash Flow decreased 11%

See notes on page 6

to $241 million in 2006, reflecting investments in programming at all our networks, particularly programming and production expenses related to VERSUS’ coverage of the National Hockey League.

For the fourth quarter of 2006, Comcast’s Programming segment reported revenue of $283 million, a 21% increase compared to the prior year and Operating Cash Flow of $43 million, an increase of 35% from the same period last year reflecting increases in network ratings, advertising revenue and distribution revenue.

Corporate and Other4

Corporate and Other includes Comcast Spectacor, corporate overhead and other operations, and eliminations between Comcast’s businesses. In 2006, Comcast reported Corporate and Other revenue of $203 million and an Operating Cash Flow loss of $362 million, as compared to revenue of $170 million and an Operating Cash Flow loss of $313 million in 2005.

For the quarter ended December 31, 2006, Corporate and Other revenue increased to $90 million from the $72 million reported in 2005. The Operating Cash Flow loss for the fourth quarter of 2006 was $109 million compared to a loss of $77 million in 2005.

Consolidated Results

Year ended December 31, 2006

Consolidated results include all acquisitions as of the date of their closing. Comcast acquired Susquehanna Communications in April 2006 and completed the Adelphia/Time Warner transactions in July 2006. As part of the Adelphia/Time Warner transactions Comcast transferred cable systems serving Los Angeles, Dallas and Cleveland to Time Warner (presented as discontinued operations for all periods). Consolidated results, as of December 31, 2006, include our interest in the Texas/Kansas City cable partnership as an equity method investment.

Revenue increased 18% in 2006 to $25.0 billion while Operating Cash Flow1 increased 19% to $9.4 billion and Operating Income increased 31% to $4.6 billion. This significant growth was due to strong results at Comcast Cable and the impact of cable system acquisitions in 2006.

Net Income increased to $2.5 billion, or $1.19 per share, in 2006, compared to net income of $928 million or $0.42 per share in 2005. In addition to strong operating results at Comcast Cable, the year includes an estimated one-time gain, included in investment income, of $646 million (or $405 million net of tax) related to the Adelphia/Time Warner transactions. Also included in this year’s results is a one-time gain of $195 million, net of tax, on discontinued operations related to the transfer of cable systems to Time Warner. Excluding these gains and reconciled in Table 7-C, Adjusted Net Income for 2006 would be $1.9 billion or $0.90 per share.

Net Cash Provided by Operating Activities increased to $6.6 billion in 2006 from $4.8 billion in 2005 due primarily to stronger operating results, the cable system acquisitions and changes in operating assets and liabilities.

Free Cash Flow (described further on Table 4) increased $628 million to $2.6 billion in 2006 compared to $2.0 billion in 2005, due primarily to growth in consolidated Operating Cash Flow, the cable system acquisitions and changes in working capital.

Fourth Quarter 20062

Driven by strong results at Comcast Cable and the impact of cable acquisitions in 2006, Comcast reported consolidated revenue of $7.0 billion, an increase of 30%, in the fourth quarter of 2006 while consolidated Operating Cash Flow1 increased 30% to $2.6 billion. Consolidated operating income increased 43% to $1.2 billion in the fourth quarter of 2006 compared to $849 million reported in 2005.

Net income increased to $390 million, or $0.18 per share, for the fourth quarter of 2006 compared to net income of $133 million, or $0.06 per share, in the prior year. Strong operating results at Comcast Cable contributed to the growth in net income. Included in this quarter’s results are two adjustments reducing the gains recorded on the Adelphia/Time Warner transactions in the third quarter of 2006. These reductions represent a refinement of estimated gains due primarily to updated valuations. The first

See notes on page 6

adjustment, included in investment income, is $49 million (or $30 million net of tax). The second is an adjustment of $39 million net of tax on the gain on discontinued operations related to the transfer of cable systems to Time Warner. Excluding these adjustments and reconciled in Table 7-C, Adjusted Net Income for the fourth quarter of 2006 would be $459 million or $0.21 per share.

Pro Forma Consolidated Results5

Pro forma consolidated results are presented as if the acquisition of Susquehanna Communications and the Adelphia/Time Warner transactions were effective on January 1, 2005. Pro forma consolidated results also include the results of the Houston, TX cable systems received with the dissolution of the Texas/Kansas City cable partnership as if that transaction was effective on January 1, 2005 as well. (See note 2 for additional details).

Revenue increased 12% to $27.6 billion in 2006 while Operating Cash Flow increased 14% to $10.4 billion for the year reflecting record setting results at Comcast Cable.

Comcast delivered strong consolidated results as compared to the annual guidance updated on October 26, 2006:

	Guidance	Results
Revenue growth[5]	10 - 11%	12%
Operating Cash Flow growth[5]	At least 12%	14%
Free Cash Flow Conversion	25 - 30%	28%

Share Repurchase Program

In 2006, Comcast repurchased $2.3 billion or 75.4 million Class A Special Common (CMCSK) shares, reducing the number of total shares outstanding by more than 3%. Comcast repurchased $447 million or 11.2 million shares of its CMCSK stock during the fourth quarter of 2006.

Availability under the Company’s stock repurchase program, as of December 31, 2006, is $3.0 billion. Comcast expects that repurchases continue from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $7.4 billion in its common stock and related securities, reducing the number of shares outstanding by 11%. These investments include repurchasing $6.0 billion or 202.3 million shares of common stock and redeeming several debt issues for $1.4 billion that were exchangeable into 47.3 million shares of common stock. The share amounts above are not adjusted for today’s announced stock split.

2007 Financial Outlook

•	Cable revenue growth of at least 12%[2]

•	Cable Operating Cash Flow growth of at least 14%[2]

•	Cable RGU net additions of approximately 6.5 million, 30% above 2006 RGU net additions[2] of 5 million

•	RGU outlook incldudes an expected decrease of 500,000 circuit-switched phone RGUs

•	Cable capital expenditures of approximately $5.7 billion, including commercial services capital expenditures of approximately $250 million

•	Corporate and other capital expenditures of approximately $250 million primarily due to the relocation of Comcast’s headquarters

•	Consolidated revenue growth of at least 11%[5]

•	Consolidated Operating Cash Flow growth of at least 13%[5]

•	Consolidated Free Cash Flow approximately the same as 2006

See notes on page 6

Notes:

1

Operating Cash Flow percentage growth is adjusted as if stock options had been expensed in 2005. Operating income and earnings per share percentage growth are unadjusted. Per share amounts are not adjusted for today’s announced stock split. See Tables 7-A and 7-B for reconciliation of “as adjusted” financial data.

2

Cable results are presented on a pro forma, as adjusted, basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), the Adelphia/Time Warner transactions (July 2006) and the dissolution of the Texas/Kansas City cable partnership (effective January 1, 2007). Effective August 1, 2006, our economic interest in the Texas/Kansas City cable partnership tracked solely the performance of the Houston, TX cable systems. Accordingly, we included the systems’ results in Cable pro forma data. Cable results are presented as if the transactions noted above were effective on January 1, 2005. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million. These “As Adjusted” results are presented as if stock options had been expensed in 2005. Please refer to Tables 7-A and 7-B for a reconciliation of pro forma, “As Adjusted” financial data.

3

Represents the sum of basic and digital cable, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services by existing Comcast Digital Cable customers do not result in additional RGUs.

4	Operating Cash Flow adjusted as if stock options had been expensed in 2005.

5	Pro forma consolidated results are presented on a pro forma, as adjusted, basis as described in note 2.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today February 1, 2007 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on Thursday, February 1, 2007. To participate via telephone, please dial (800) 263-8495 with the conference ID number 5668483. A telephone replay will begin immediately following the call and will be available until Friday, February 2, 2007 at midnight Eastern Time (ET). To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 5668483. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

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About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.2 million cable customers, 11.5 million high-speed Internet customers, and 2.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content. Comcast’s programming networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS (formerly OLN), G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions, except per share data)	2006	2005	2006	2005
Revenues	$7,031	$5,416	$24,966	$21,075
Operating expenses	2,451	1,943	9,010	7,513
Selling, general and administrative expenses	1,986	1,433	6,514	5,490
	4,437	3,376	15,524	13,003
Operating cash flow	2,594	2,040	9,442	8,072

Depreciation expense	1,080	888	3,828	3,413
Amortization expense	296	303	995	1,138
	1,376	1,191	4,823	4,551
Operating income	1,218	849	4,619	3,521

Other income (expense)

Interest expense	(562)	(462)	(2,064)	(1,795)
Investment income (loss), net	55	53	990	89
Equity in net (losses) income of affiliates	(38)	(23)	(124)	(42)
Other income (expense)	(21)	5	173	(53)
	(566)	(427)	(1,025)	(1,801)
Income before income taxes and minority interest	652	422	3,594	1,720

Income tax expense	(221)	(303)	(1,347)	(873)

Income before minority interest	431	119	2,247	847

Minority interest	(2)	(12)	(12)	(19)

Net income from continuing operations	429	107	2,235	828

Income from discontinued operations, net of tax	—	26	103	100

Gain (loss) on discontinued operations, net of tax	(39)	—	195	—

Net income	$390	$133	$2,533	$928
Basic earnings per common share

Income from continuing operations per common share	$0.21	$0.05	$1.06	$0.37
Income from discontinued operations per common share	—	0.01	0.05	0.05
Gain (loss) on discontinued operations per common share	(0.02)	—	0.09	—
Net income per common share	$0.19	$0.06	$1.20	$0.42
Diluted earnings per common share

Income from continuing operations per common share	$0.20	$0.05	$1.05	$0.37
Income from discontinued operations per common share	—	0.01	0.05	0.05
Gain (loss) on discontinued operations per common share	(0.02)	—	0.09	—
Net income per common share	$0.18	$0.06	$1.19	$0.42

Basic weighted-average number of common shares	2,084	2,169	2,107	2,197

Diluted weighted-average number of common shares	2,109	2,179	2,120	2,208

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions)	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$1,239	$947
Investments	1,735	148
Accounts receivable, net	1,450	1,008
Other current assets	778	685
Current assets of discontinued operations	—	60
Total current assets	5,202	2,848

Investments	8,847	12,675

Property and equipment, net	21,248	17,704

Franchise rights	55,927	48,804

Goodwill	13,768	13,498

Other intangible assets, net	4,881	3,118

Other noncurrent assets, net	532	635

Noncurrent assets of discontinued operations, net	—	4,118
	$110,405	$103,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,862	$2,239
Accrued expenses and other current liabilities	3,032	2,482
Deferred income taxes	563	2
Current portion of long-term debt	983	1,689
Current liabilities of discontinued operations	—	112
Total current liabilities	7,440	6,524

Long-term debt, less current portion	27,992	21,682

Deferred income taxes	27,089	27,370

Other noncurrent liabilities	6,498	6,920

Minority interest	251	657

Noncurrent liabilities of discontinued operations	—	28

Stockholders’ equity	41,135	40,219
	$110,405	$103,400

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
(Dollars in millions)	2006	2005
OPERATING ACTIVITIES
Net cash provided by operating activities	$6,618	$4,835

FINANCING ACTIVITIES
Proceeds from borrowings	7,497	3,978
Retirements and repayments of debt	(2,039)	(2,706)
Repurchases of common stock	(2,347)	(2,313)
Issuances of common stock	410	93
Other	25	15
Net cash provided by (used in) financing activities	3,546	(933)

INVESTING ACTIVITIES
Capital expenditures	(4,395)	(3,621)
Cash paid for intangible assets	(306)	(281)
Acquisitions, net of cash acquired	(5,110)	(199)
Proceeds from sales and restructuring of investments	2,720	861
Purchases of investments	(2,812)	(306)
Proceeds from sales (purchases) of short-term investments, net	33	(86)
Other investing activities	(2)	(116)
Net cash used in investing activities	(9,872)	(3,748)

INCREASE IN CASH AND CASH EQUIVALENTS	292	154

CASH AND CASH EQUIVALENTS, beginning of period	947	793

CASH AND CASH EQUIVALENTS, end of period	$1,239	$947

TABLE 4

Calculation of Free Cash Flow

(Unaudited) (1)

	Twelve Months Ended December 31,
(Dollars in millions)	2006	2005
Net Cash Provided by Operating Activities	$6,618	$4,835
Capital Expenditures	(4,395)	(3,621)
Cash paid for Intangible Assets	(306)	(281)
Non-operating items, net of tax	706	1,062
Free Cash Flow	$2,623	$1,995

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(Dollars in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended December 31, 2006
Revenues	$6,894	$283	$90	$7,267
Operating Cash Flow	$2,749	$43	($109)	$2,683
Operating Income (Loss)	$1,357	$1	($120)	$1,238
Operating Cash Flow Margin	39.9%	15.4%	NM	36.9%
Capital Expenditures (3)	$1,381	($2)	$15	$1,394

Three Months Ended December 31, 2005, as adjusted (4)
Revenues	$6,029	$235	$72	$6,336
Operating Cash Flow	$2,348	$32	($77)	$2,303
Operating Income (Loss)	$922	($10)	($91)	$821
Operating Cash Flow Margin	38.9%	13.8%	NM	36.4%
Capital Expenditures (3)	$967	$5	$14	$986

Twelve Months Ended December 31, 2006
Revenues	$26,339	$1,053	$203	$27,595
Operating Cash Flow	$10,511	$241	($362)	$10,390
Operating Income (Loss)	$5,246	$75	($430)	$4,891
Operating Cash Flow Margin	39.9%	22.9%	NM	37.7%
Capital Expenditures (3)	$4,640	$16	$30	$4,686

Twelve Months Ended December 31, 2005, as adjusted (4)
Revenues	$23,556	$919	$170	$24,645
Operating Cash Flow	$9,132	$272	($313)	$9,091
Operating Income (Loss)	$3,652	$118	($363)	$3,407
Operating Cash Flow Margin	38.8%	29.6%	NM	36.9%
Capital Expenditures (3)	$4,030	$16	$38	$4,084

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles in the United States (GAAP), is available in the Company’s annual report on Form 10-K. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS (formerly OLN), G4 and AZN Television.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	4Q06	4Q05	YTD 4Q06	YTD 4Q05
New Service Offerings
Customer Premise Equipment (CPE)	$712	$512	$2,482	$2,080
Scalable Infrastructure	330	214	917	881
	1,042	726	3,399	2,961
Recurring Capital Projects
Line Extensions	62	64	320	293
Support Capital	144	97	528	387
	206	161	848	680
Upgrades	133	80	393	389
Total	$1,381	$967	$4,640	$4,030

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

(4)	Adjusted as if stock options had been expensed in 2005. See Tables 7-A and 7-B for Reconciliation of “As Adjusted” Financial Data.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions, except per subscriber and per unit data)	2006	2005	2006	2005
Revenues:
Video (3)	$4,214	$3,865	$16,599	$15,386
High-Speed Internet	1,454	1,184	5,451	4,445
Phone	302	171	955	658
Advertising	501	398	1,651	1,463
Other (4)	226	229	908	877
Franchise Fees	197	182	775	727
Total Revenues	$6,894	$6,029	$26,339	$23,556

Programming Expense			$5,406	$5,021
Operating Cash Flow (5)	$2,749	$2,348	$10,511	$9,132
Operating Income (5)	$1,357	$922	$5,246	$3,652
Operating Cash Flow Margin (5)	39.9%	38.9%	39.9%	38.8%
Capital Expenditures	$1,381	$967	$4,640	$4,030

	4Q06	4Q05	3Q06
Video
Homes Passed (000’s)	47,400	46,700	47,200
Basic Subscribers (000’s)	24,161	24,081	24,051
Basic Penetration	51.0%	51.6%	50.9%
Quarterly Net Basic Subscriber Additions (000’s)	110	28	10

Digital Subscribers (000’s)	12,666	10,804	12,053
Digital Penetration	52.4%	44.9%	50.1%
Quarterly Net Digital Subscriber Additions (000’s)	613	365	558
Digital Set-Top Boxes	19,492	16,450	18,440

Monthly Average Video Revenue per Basic Subscriber	$58.41	$53.54	$57.75
Monthly Average Total Revenue per Basic Subscriber	$95.34	$83.51	$91.89

High-Speed Internet
“Available” Homes (000’s)	46,902	45,912	46,731
Subscribers (000’s)	11,487	9,619	11,000
Penetration	24.5%	21.0%	23.5%
Quarterly Net Subscriber Additions (000’s)	488	436	536
Monthly Average Revenue per Subscriber	$43.12	$41.99	$43.14

Phone
Comcast Digital Voice
“Available” Homes (000’s)	32,435	18,580	30,800
Subscribers (000’s)	1,855	306	1,348
Penetration	5.7%	1.6%	4.4%
Quarterly Net Subscriber Additions (000’s)	508	147	483

Circuit Switched Phone
“Available” Homes (000’s)	8,866	8,462	8,858
Subscribers (000’s)	652	986	740
Penetration	7.4%	11.7%	8.4%
Quarterly Net Subscriber Additions (000’s)	(87)	(56)	(102)

Monthly Average Total Phone Revenue per Subscriber	$43.92	$46.20	$45.09

Total Revenue Generating Units (000’s) (6)	50,822	45,796	49,190
Quarterly Net Additions	1,632	920	1,486

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Susquehanna Communications acquired on April 30, 2006, cable systems acquired in the Adelphia/Time Warner transactions on July 31, 2006, and cable systems serving Houston, Texas included as a result of the dissolution of our cable partnership with Time Warner, which was initiated in July 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million.

Pro forma subscriber data also includes 13,000 subscribers acquired in various small acquisitions during 2005. The impact of these acquisitions on our segment operating results was not material.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Adjusted as if stock options had been expensed in 2005.

(6)

Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services by existing Comcast Digital customers do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Beginning in 2006, we changed our definition of Free Cash Flow, which is a non-GAAP financial measure, to mean “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods. In connection with the adoption of FAS 123R, we have adjusted 2005 data as if stock options had been expensed.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4, Pro Forma and “As Adjusted” in Tables 7-A and 7-B, and Adjusted Net Income in Table 7-C.

TABLE 7-A

Reconciliation of Pro Forma (1), “As Adjusted” Financial Data by Business Segment

(Unaudited)

					Cable		Total
(Dollars in millions)	Cable (2)	Programming	Corporate, Other and Eliminations (2) (6)	Total	Pro Forma Adjustments (1) (3)	Cable Pro Forma	Pro Forma Adjustments (1) (4)	Total Pro Forma
Three Months Ended December 31, 2006
Revenue	$6,895	$283	($147)	$7,031	($1)	$6,894	$236	$7,267

Operating Expenses (excluding depreciation and amortization)	4,146	240	51	4,437	(1)	4,145	147	4,584
Operating Cash Flow	$2,749	$43	($198)	$2,594	$—	$2,749	$89	$2,683
Depreciation and Amortization	1,388	42	(54)	1,376	4	1,392	69	1,445
Operating Income (Loss)	$1,361	$1	($144)	$1,218	($4)	$1,357	$20	$1,238

Capital Expenditures	$1,381	($2)	($35)	$1,344	$—	$1,381	$50	$1,394

Three Months Ended December 31, 2005
Revenue	$5,108	$235	$73	$5,416	$919	$6,027	$920	$6,336
Segment reclassifications (5)	2	—	(2)	—	—	2	—	—
Revenue	$5,110	$235	$71	$5,416	$919	$6,029	$920	$6,336

Operating Expenses (excluding depreciation and amortization)	3,051	200	125	3,376	608	3,659	609	3,985
Segment reclassifications (5)	(8)	5	3	—	—	(8)	—	—
Stock option adjustment (6)	30	(2)	(28)	—	—	30	—	—
Operating Cash Flow	$2,037	$32	($29)	$2,040	$311	$2,348	$311	$2,351
Depreciation and Amortization	1,134	42	15	1,191	292	1,426	291	1,482
Operating Income (Loss)	$903	($10)	($44)	$849	$19	$922	$20	$869

Capital Expenditures	$815	$5	$48	$868	$152	$967	$118	$986

Reconciliation of Total Pro Forma (1), “As Adjusted” Financial Data

	Three Months Ended December 31,
	2005			2006
(Dollars in millions)	Total Pro Forma	Adjustment (6)	Total Pro Forma, As Adjusted	Total Pro Forma	% Growth As Adjusted	% Growth
Revenue	$6,336	$—	$6,336	$7,267	15%	15%

Operating Expenses (excluding depreciation and amortization)	3,985	48	4,033	4,584
Operating Cash Flow	$2,351	($48)	$2,303	$2,683	16%	14%
Depreciation and Amortization	1,482	—	1,482	1,445
Operating Income (Loss)	$869	($48)	$821	$1,238	51%	43%
Operating Cash Flow Margin	37.1%	NM	36.4%	36.9%

Reconciliation of Total “As Adjusted” Financial Data
	Three Months Ended December 31,
	2005			2006
(Dollars in millions, except per share data)	Historical Total	Adjustment (6)	As Adjusted	Total	% Growth As Adjusted	% Growth
Revenue	$5,416	$—	$5,416	$7,031	30%	30%

Operating Expenses (excluding depreciation and amortization)	3,376	48	3,424	4,437
Operating Cash Flow	$2,040	($48)	$1,992	$2,594	30%	27%
Depreciation and Amortization	1,191	—	1,191	1,376
Operating Income (Loss)	$849	($48)	$801	$1,218	52%	43%
Operating Cash Flow Margin	37.7%	NM	36.8%	36.9%
Earnings Per Share	$0.06	($0.01)	$0.05	$0.18	260%	200%

(1)

Pro forma data is adjusted only for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro Forma results are presented as if the acquisitions and dispositions were effective on January 1, 2005. Minor differences may exist due to rounding.

(2)

Beginning on August 1, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)	Cable Pro Forma adjustments include cable systems serving Houston, TX prior to August 1, 2006.

(4)	Total Pro Forma adjustments include cable systems serving Houston, TX for all periods.

(5)	To be consistent with our management reporting, reclassifications were made to technology development ventures, programming headquarters and other.

(6)

To be consistent with our management reporting, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the three months ended December 31, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $30 million for Cable, ($2) million for Programming and $20 million for Corporate and Other. For the three months ended December 31, 2005, the total adjustment of $48 million is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated 2005 amounts.

TABLE 7-B

Reconciliation of Pro Forma (1), “As Adjusted” Financial Data by Business Segment

(Unaudited)

					Cable		Total
(Dollars in millions)	Cable (2)	Programming	Corporate, Other and Eliminations (2) (6)	Total	Pro Forma Adjustments (1) (3)	Cable Pro Forma	Pro Forma Adjustments (1) (4)	Total Pro Forma
Twelve Months Ended December 31, 2006
Revenue	$24,100	$1,053	($187)	$24,966	$2,239	$26,339	$2,629	$27,595

Operating Expenses (excluding depreciation and amortization)	14,396	812	316	15,524	1,432	15,828	1,681	17,205
Operating Cash Flow	$9,704	$241	($503)	$9,442	$807	$10,511	$948	$10,390
Depreciation and Amortization	4,657	166	—	4,823	608	5,265	676	5,499
Operating Income (Loss)	$5,047	$75	($503)	$4,619	$199	$5,246	$272	$4,891

Capital Expenditures	$4,327	$16	$52	$4,395	$313	$4,640	$291	$4,686

Twelve Months Ended December 31, 2005
Revenue	$19,979	$919	$177	$21,075	$3,569	$23,548	$3,570	$24,645
Segment reclassifications (5)	8	—	(8)	—	—	8	—	—
Revenue	$19,987	$919	$169	$21,075	$3,569	$23,556	$3,570	$24,645

Operating Expenses (excluding depreciation and amortization)	11,941	636	426	13,003	2,384	14,325	2,385	15,388
Segment reclassifications (5)	(17)	10	7	—	—	(17)	—	—
Stock option adjustment (6)	116	1	(117)	—	—	116	—	—
Operating Cash Flow	$7,947	$272	($147)	$8,072	$1,185	$9,132	$1,185	$9,257
Depreciation and Amortization	4,346	154	51	4,551	1,134	5,480	1,133	5,684
Operating Income (Loss)	$3,601	$118	($198)	$3,521	$51	$3,652	$52	$3,573

Capital Expenditures	$3,409	$16	$196	$3,621	$621	$4,030	$463	$4,084

Reconciliation of Total Pro Forma (1), “As Adjusted” Financial Data

	Twelve Months Ended December 31,
	2005			2006
(Dollars in millions)	Total Pro Forma	Adjustment (6)	Total Pro Forma, As Adjusted	Total Pro Forma	% Growth As Adjusted	% Growth
Revenue	$24,645	$—	$24,645	$27,595	12%	12%

Operating Expenses (excluding depreciation and amortization)	15,388	166	15,554	17,205
Operating Cash Flow	$9,257	($166)	$9,091	$10,390	14%	12%
Depreciation and Amortization	5,684	—	5,684	5,499
Operating Income (Loss)	$3,573	($166)	$3,407	$4,891	44%	37%
Operating Cash Flow Margin	37.6%	NM	36.9%	37.7%

Reconciliation of Total “As Adjusted” Financial Data
	Twelve Months Ended December 31,
	2005			2006
(Dollars in millions, except per share data)	Historical Total	Adjustment (6)	As Adjusted	Total	% Growth As Adjusted	% Growth
Revenue	$21,075	$—	$21,075	$24,966	18%	18%

Operating Expenses (excluding depreciation and amortization)	13,003	166	13,169	15,524
Operating Cash Flow	$8,072	($166)	$7,906	$9,442	19%	17%
Depreciation and Amortization	4,551	—	4,551	4,823
Operating Income (Loss)	$3,521	($166)	$3,355	$4,619	38%	31%
Operating Cash Flow Margin	38.3%	NM	37.5%	37.8%
Earnings Per Share	$0.42	($0.04)	$0.38	$1.19	213%	183%

(1)

Pro forma data is adjusted only for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro Forma results are presented as if the acquisitions and dispositions were effective on January 1, 2005. Minor differences may exist due to rounding.

(2)

Beginning on August 1, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)	Cable Pro Forma adjustments include cable systems serving Houston, TX prior to August 1, 2006.

(4)	Total Pro Forma adjustments include cable systems serving Houston, TX for all periods.

(5)	To be consistent with our management reporting, reclassifications were made to technology development ventures, programming headquarters and other.

(6)

To be consistent with our management reporting, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the twelve months ended December 31, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $116 million for Cable, $1 million for Programming and $49 million for Corporate and Other. For the twelve months ended December 31, 2005, the total adjustment of $166 million is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated 2005 amounts.

TABLE 7-C

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended December 31,
	2006		2005
(Dollars in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$390	$0.18	$133	$0.06

Adjustments:
Investment income	—	—	53	0.02
Other income	—	—	5	—
Tax effect of adjustments (at 40%) and refinement of effective tax rate	—	—	(111)	(0.05)
Adjustment to gain on discontinued operations, net of tax	(39)	(0.02)	—	—
Adjustment to gain on Adelphia/Time Warner transactions, net of tax	(30)	(0.01)	—	—
Adjusted Net Income (2)	$459	$0.21	$186	$0.09

	Twelve Months Ended December 31,
	2006		2005
(Dollars in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$2,533	$1.19	$928	$0.42

Adjustments:
Investment income	—	—	89	0.04
Other income (expense)	—	—	(56)	(0.02)
Tax effect of adjustments (at 40%) and refinement of effective tax rate	—	—	(13)	(0.01)
Gain on discontinued operations, net of tax	195	0.09	—	—
Gain on Adelphia/Time Warner transactions, net of tax	405	0.20	—	—
Adjusted Net Income (2)	$1,933	$0.90	$908	$0.41

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	For 2006, Adjusted Net Income excludes a one-time gain on discontinued operations, net of tax, and a one-time investment gain, net of tax, related to the Adelphia/Time Warner transactions.

For 2005, Adjusted Net Income excludes Investment Income and Other Income (Expense) (as presented in our Consolidated Statement of Operations), net of a 40% income tax rate and excludes in the fourth quarter of 2005 a refinement to our effective tax rate.